Filed Pursuant to Rule 424(b)(3)

Registration No. 333-126672

PROSPECTUS

Sanders Morris Harris Group Inc.

Common Stock

This prospectus relates to 644,764 shares of our common stock to be offered for sale by the selling shareholders listed on page 17 of this prospectus. The shares may be offered for sale from time to time by the selling shareholders named herein in accordance with the plan of distribution described in this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling shareholders. The selling shareholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling shareholders will be borne by us.

Our common stock is traded on the Nasdaq Global Market under the symbol “SMHG.” On November 28, 2007, the last reported sale price for our common stock on the Nasdaq Global Market was $9.98.

Investing in our common stock involves risks.

See “ Risk Factors” beginning on page 5.

Neither Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

November 29, 2007

You should rely only on the information that is contained in or incorporated by reference into this prospectus or that is contained in any free writing prospectus we may authorize to be delivered to you. We and the selling shareholders have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that information contained in or incorporated by reference into this prospectus is accurate only as of the date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations, and prospects may have changed since those dates. We and the selling shareholders are not making an offer of these securities in any state where the offer is not permitted.

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PROSPECTUS SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus and the documents incorporated by reference, including “Risk Factors” and our consolidated financial statements and related notes incorporated herein by reference. Unless we state otherwise or the context indicates otherwise, references to the “Company,” “SMHG,” “we,” “us,” and “our” in this prospectus refer to Sanders Morris Harris Group Inc. and its subsidiaries and affiliates.

Sanders Morris Harris Group Inc.

Our Business

We are a holding company that, through our subsidiaries and affiliates, provides asset and wealth management, investment banking, and institutional services. Our company as it exists today results largely from the merger in January 2000 of Sanders Morris Mundy Inc., a Houston-based full-service regional investment bank, and Harris, Webb & Garrison, Inc., a Houston-based investment management firm. Since the merger, we have grown significantly, both organically and through strategic acquisitions.

We were founded on the belief that a financial services company should be not only a counselor to its clients but also a partner. We and members of our executive management often invest in our products on the same basis as our clients, which we refer to as a “wealth partnership.” We believe that becoming wealth partners with our clients demonstrates our confidence in the investment opportunities that we recommend and differentiates us from our competitors. Consistent with this belief, we analyze every potential product that we offer to our clients as if we are investing in it ourselves, which we believe results in higher quality investments. Our wealth partnerships that we form with our clients not only help expand our client base but also help increase revenues from our existing clients by solidifying long-term relationships built upon high quality products and services.

As a result of our focus on creating wealth partnerships with our clients, our executive officers are directly and extensively involved in building client relationships and marketing our products and services. We focus on creating lasting relationships with our private, corporate, and institutional clients by providing a range of services throughout their financial life cycle, combining the personalized service and senior level attention of a smaller firm with the capabilities of a larger firm.

Our three business lines enhance each other’s results by enabling our broad range of complementary products and services to be shared among different client groups. For example, our individual and institutional clients benefit from securities offerings developed by our investment bankers, and our equity research designed for our institutional clients can be accessed to benefit our individual and investment banking clients. Similarly, we provide our asset and wealth management products and services to executives of our investment banking clients.

We believe that we have achieved strong brand recognition and a sound reputation in the southwestern United States. Our presence in Houston has helped us benefit from robust energy prices and a resulting increase in energy transactions. Additionally, our acquisitions have enabled us to add well-regarded asset managers and wealth advisors to our platform in other regions of the country. In all, we have 49 offices in 21 states. These factors have strengthened our brand recognition and reputation and have enabled us to attract new clients, not only in the Southwest but, increasingly, in other regions of the country.

Our Products and Services

Asset and Wealth Management

Our asset and wealth management business provides investment advisory, wealth and investment management, financial planning, and trust services to high net worth and mass affluent individuals and institutions.

Through our various asset and wealth management subsidiaries and divisions, we serve two distinct client bases:

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High Net Worth and Mass Affluent Individuals: We define high net worth individuals as individuals who have over $1 million in investable assets and mass affluent individuals as individuals who have $100,000 to $1 million in investable assets. Throughout their financial life cycle, we provide these clients with comprehensive investment advisory and asset and wealth management services, as either a fiduciary or an agent, including asset allocation, investment strategies and alternatives, tax efficient estate and financial planning, trusts, and private client services.

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Corporations and Institutions: We provide asset management services in specific investment styles to corporations and institutions. We distribute our asset management products both internally through our marketing efforts and externally through formal sub-advisory relationships and other distribution arrangements with third parties.

Investment Banking

Our investment banking services include public offerings and private placements of equity and debt securities, financial advisory services, and merchant banking services. We conduct our investment banking business through our SMH Capital Inc. subsidiary, which we refer to as SMH Capital.

During 2005, we co-managed 16 public offerings and managed or co-managed 15 private placements, with a total transaction value of approximately $3.4 billion. We believe that we were the eighth most active investment bank in the U.S. in 2005 in the distribution of master limited partnerships, or MLPs, participating as co-manager in nine transactions totaling approximately $2.2 billion in transaction value. In addition, we completed eight financial advisory engagements totaling approximately $700 million in transaction value in 2005. According to Sagient Research, we were the 7th ranked investment bank in the U.S. in the PIPE market for 2006 based upon the number of transactions.

Institutional Services

Our institutional services business, which we also conduct through SMH Capital, includes institutional equity and fixed income brokerage, institutional research, prime brokerage, and proprietary trading for a broad array of institutions. Our clients include banks, retirement funds, mutual funds, endowments, investment advisors, and insurance companies located throughout North America, Europe and Asia. A substantial portion of our institutional equity trading professionals, who joined us in January 2002, comprised the institutional equity group of Sutro & Co.

Our principal executive offices are located at 600 Travis Street, Suite 3100, Houston, Texas 77002, and our telephone number is 713-224-3100. Our website is www.smhgroup.com. The information on our website is not part of this prospectus and is not incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC’s Public Reference Room 100 F Street, N.E. Room 1080 Washington, D.C. 20549

On-line information, free of charge	SEC’s Internet website at www.sec.gov

Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, www.smhgroup.com, under “Corporate Profile Investor Relations—Investor Relations—SEC.” You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Sanders Morris Harris Group Inc.

600 Travis, Suite 3100

Houston, Texas 77002

(713) 224-3100

Attn: Rick Berry

Internet Website: www.smhgroup.com

Information contained on our Internet website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference into this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 0-30066). These documents contain important information about us:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007;

•	Our Current Reports on Form 8-K filed with the SEC on May 10, 2007, June 18, 2007, August 7, 2007, August 10, 2007, August 21, 2007, November 7, 2007, and November 15, 2007; and

•	The description of capital stock contained in our Registration Statement on Form 8-A/A filed on May 25, 2006.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of this prospectus, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

RISK FACTORS

Before you invest in our common stock, you should be aware that there are various risks, including those described below, that could effect the value of your investment in the future. The risk factors described below provide examples of risks, uncertainties, and events that could have a material adverse effect on our business, including our operating results and financial condition. These risks could cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. You should carefully consider the following factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to invest in our common stock.

Risks Relating to the Nature of the Financial Services Business

The asset and wealth management, investment banking, and institutional services industries are highly competitive. If we are not able to compete successfully against current and future competitors, our business, financial condition, and results of operations will be adversely affected.

The financial services business is highly competitive, and we expect it to remain so. The principal competitive factors influencing our asset and wealth management, investment banking and institutional services businesses are:

•	the experience and quality of the professional staff;

•	reputation in the marketplace;

•	existing client relationships;

•	ability to commit capital to client transactions; and

•	mix of market capabilities.

Our ability to compete effectively in our asset and wealth management and investment banking activities is also influenced by the adequacy of our capital levels and by our ability to raise additional capital.

We compete directly with many other national and regional full service financial services firms and, to a lesser extent, with discount brokers, investment banking firms, investment advisers, broker-dealer subsidiaries of major commercial bank holding companies, and other companies offering financial services in the U.S., globally, and through the Internet. We also compete for asset management and fiduciary services with commercial banks, private trust companies, sponsors of mutual funds, insurance companies, financial planning firms, venture capital, private equity, and hedge funds, and other asset managers.

We are a relatively small firm with approximately 600 employees as of December 31, 2006, and total revenues of $127.3 million in 2005. Many of our competitors have greater personnel and financial resources than we do. Larger competitors are able to advertise their products and services on a national or regional basis and may have a greater number and variety of products and distribution outlets for their products, larger customer bases, and greater name recognition. These larger and better capitalized competitors may be better able to respond to changes in the asset and wealth management and investment banking industries, to finance acquisitions, to fund internal growth, and to compete for market share generally. Also, many of our competitors have more extensive investment banking activities than we do and, therefore, may possess a relative advantage in accessing deal flow and capital. In addition to competition from firms currently in the securities business, there has been increasing competition from other firms offering financial services, including automated trading and other services based on technological innovations.

Increased pressure created by current or future competitors, individually or collectively, could materially and adversely affect our business and results of operations. Increased competition may result in reduced revenues and loss of market share. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, or marketing decisions or acquisitions that also could materially and adversely affect our business and results of operations. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We cannot assure you that we will be able to compete successfully against current and future competitors.

Competition also extends to the hiring and retention of highly skilled employees. A competitor may be successful in hiring away an employee or group of employees, which may result in our losing business formerly serviced by them. Such competition can also raise our costs of hiring and retaining the key employees we need to effectively execute our business plan.

If we are unable to compete effectively, our business, financial condition, and results of operations will be adversely affected.

We may experience reduced revenues due to downturns or disruptions in the securities markets that reduce market volumes, securities prices, and liquidity, which can also cause counterparties to fail to perform.

The securities business is, by its nature, subject to significant risks, particularly in volatile or illiquid markets, including:

•	the risk of trading losses;

•	losses resulting from the ownership or underwriting of securities;

•	Counterparty failure to meet commitments;

•	customer fraud;

•	employee fraud;

•	issuer fraud;

•	errors and misconduct;

•	failure in connection with the processing of securities transactions; and

•	customer litigation.

As an asset and wealth management, investment banking, and institutional services firm, changes in the financial markets or economic conditions in the U.S. and elsewhere in the world could adversely affect our business in many ways. The securities business is directly affected by many factors, including market, economic, and political conditions; broad trends in business and finance; investor sentiment and confidence in the financial markets; legislation and regulation affecting the national and international business and financial communities; currency values; inflation; the availability and cost of short-term and long-term funding and capital; the credit capacity or perceived creditworthiness of the securities industry in the marketplace; the level and volatility of equity prices and interest rates; and technological changes. These and other factors can contribute to lower price levels for securities and illiquid markets.

A market downturn could result in lower prices for securities, which may result in reduced management fees calculated as a percentage of assets managed. A market downturn could also lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. Fluctuations in market activity could impact the flow of investment capital into or from assets under management and advisement and the way customers allocate capital among money market, equity, fixed income, or other investment alternatives, which could negatively impact our asset and wealth management business. Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, financial advisory, and other services. Our corporate finance revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. In periods of low volume or price levels, profitability is further adversely affected because certain of our expenses remain relatively fixed.

Sudden sharp declines in market values of securities can result in illiquid markets and the failure of counterparties to perform their obligations, which could make it difficult for us to sell securities, hedge securities positions, and invest funds under management. Market declines could also increase claims and litigation, including arbitration claims from customers. In such markets, we may incur reduced revenues or losses in our principal trading, market making, investment banking, merchant banking, and financial advisory activities.

We are also subject to risks inherent in extending credit to the extent our clearing brokers permit our customers to purchase securities on margin. The margin risk increases during rapidly declining markets when collateral values may fall below the amount our customer owes us. Any resulting losses could adversely affect our business, financial condition, and results of operations.

There are market, credit and counterparty, and liquidity risks associated with our market making, principal trading, merchant banking, arbitrage, and underwriting activities. We may experience significant losses if the value of our marketable security positions deteriorates.

We conduct principal trading, market making, merchant banking, and arbitrage activities for our own account, which subjects our capital to significant risks. These activities often involve the purchase, sale, or short sale of securities as principal in markets that are characterized as relatively illiquid or that may be susceptible to rapid fluctuations in liquidity and price. These market conditions could limit our resale of purchased securities or the repurchase of securities sold short. These risks involve market, credit and counterparty, and liquidity risks, which could result in losses for us. Market risk relates to the risk of fluctuating values and the ability of third parties to whom we have extended credit to repay us. Credit and counterparty risks represent the potential loss due to a client or counterparty failing to perform its contractual obligations, such as delivery of securities or payment of funds. Liquidity risk relates to our inability to liquidate assets or redirect illiquid investments. In any period we may experience losses as a result of price declines, lack of trading volume, or lack of liquidity.

In our underwriting and merchant banking, asset and wealth management, and other activities, we may have large concentrations in securities of, or commitments to, a single issuer or issuers engaged in a specific industry. As an underwriter, we may incur losses if we are unable to resell the securities we commit to purchase or if we are forced to liquidate our commitment at less than the agreed purchase price. Also, the trend, for competitive and other reasons, toward larger commitments on the part of lead underwriters means that, from time to time, as an underwriter (including a co-manager), we may retain significant concentrations in individual securities. These concentrations increase our exposure to market risks.

Our business depends on the services of our executive officers, senior management, and many other skilled professionals and may suffer if we lose the services of our executive officers, senior management, or other skilled professionals.

We depend on the continuing efforts of our executive officers and senior management. That dependence may be intensified by our decentralized operating strategy. If executive officers or members of senior management leave us, our business or prospects could be adversely affected until we attract and retain qualified replacements.

We derive a substantial portion of our revenues from the efforts of our financial services professionals. Therefore, our future success depends, in large part, on our ability to attract, recruit, and retain qualified financial services professionals. Demand for these professionals is high and their qualifications make them particularly mobile. These circumstances have led to escalating compensation packages in the industry. Up front payments, increased payouts, and guaranteed contracts have made recruiting these professionals more difficult and can lead to departures by current professionals. From time to time we have experienced, and we may in the future experience, losses of asset and wealth management, sales and trading, research, and investment banking professionals. Departures can also cause client defections due to close relationships between clients and the professionals. If we are unable to retain our key employees or attract, recruit, integrate, or retain other skilled professionals in the future, our business could suffer.

We generally do not have employment agreements with our senior executive officers or other professionals. We attempt to retain our employees with incentives such as the issuance of our stock subject to continued employment. These incentives, however, may be insufficient in light of increasing competition for experienced professionals in the securities industry, particularly if our stock price declines or fails to appreciate sufficiently to be a competitive source of a portion of a professional’s compensation.

Because our asset and wealth management, investment banking, and institutional services businesses focus on investors and capital markets clients based in the southwestern U.S., an economic downturn in that region generally, or in any of our target sectors, could adversely affect our revenues.

Asset and wealth management, investment banking, and institutional services for clients based in the southwestern U.S. account for a significant portion of our revenues. An economic downturn in the Southwest generally or in the energy sector or another of our target sectors could adversely affect our existing and potential asset and wealth management clients and the emerging and middle-market companies and industries within the region we predominantly serve, which could in turn reduce our asset and wealth management, underwriting, and institutional services businesses and adversely affect our financial results and the market value of our common stock.

Litigation and potential securities laws liabilities may adversely affect our business.

Many aspects of our business involve substantial risks of liability, litigation, and arbitration, which could adversely affect us. As a normal part of our business, we are from time to time named as defendants or co-defendants in civil litigation and arbitration proceedings and as subjects of regulatory investigations arising from our business activities as a financial services firm. Some of these proceedings involve claims for substantial amounts of damages, based on allegations such as misconduct by or our failure to properly supervise our asset and wealth management advisors, bad investment advice, unsuitable investment recommendations or excessive trading in a client’s account by our asset and wealth management advisors, materially false or misleading statements made in connection with securities offerings and other transactions, the advice we provide to participants in corporate transactions, and disputes over the terms and conditions of complex trading arrangements. The risks of liability, litigation, and arbitration often may be difficult to assess or quantify, and their existence and magnitude often remain unknown for substantial periods of time. In view of the inherent difficulty of predicting the outcome of legal and regulatory proceedings, particularly where the plaintiffs or regulatory authorities seek substantial or indeterminate damages or fines or where novel legal theories or a large number of parties are involved, we cannot state with confidence what the eventual outcome of currently pending matters will be or what the timing of the ultimate resolution of these matters will be. Depending on our results for a particular period, an adverse determination could have a material effect on quarterly or annual operating results in the period in which it is resolved.

In recent years, there has been a substantial amount of litigation involving the investment banking industry, including class action lawsuits seeking substantial damages and other suits seeking punitive damages. Companies engaged in the underwriting of securities, as we are, are subject to substantial potential liability, including for material misstatements or omissions in prospectuses and other communications in underwritten offerings of securities or statements made by securities analysts. These liabilities can arise under federal securities laws, similar state statutes, and common law doctrines. The risk of liability may be higher for an underwriter that, like us, is active in the underwriting of securities offerings for emerging and middle-market companies because of the higher degree of risk and volatility associated with the securities of these companies. The defense of these or any other lawsuits or arbitration proceedings may divert the efforts and attention of our management and staff, and we may incur significant legal expense in defending litigation or arbitration proceedings.

Poor investment performance, in either relative or absolute terms, may reduce the profitability of our asset and wealth management business.

In 2005, our asset and wealth management revenues were $58.1 million, accounting for 46% of our total revenues. We derive our revenues from this business primarily from management fees that are based on committed capital, assets under management or advisement, and incentive fees, which are earned if the return of our proprietary funds exceeds certain threshold returns. Our ability to maintain or increase assets under management or advisement is subject to a number of factors, including investors’ perception of our past performance, in either relative or absolute terms, market or economic conditions, and competition from other fund managers.

Investment performance is one of the most important factors in retaining existing clients and competing for new asset and wealth management business. Poor investment performance could reduce our revenues and impair our growth in a number of ways:

•	existing clients may withdraw funds from our asset and wealth management business in favor of better performing products;

•	our incentive fees could decline or be eliminated entirely;

•	asset-based advisory fees could decline from a decrease in assets under management or advisement;

•	our ability to attract funds from existing and new clients might diminish;

•	firms with which we have business relationships may terminate their relationships with us; and

•	our wealth managers and investment advisors may depart, whether to join a competitor or otherwise.

Even when market conditions are generally favorable, our investment performance may be adversely affected by the investment style of our asset and wealth management and investment advisors and the particular investments that they make. To the extent our future investment performance is perceived to be poor in either relative or absolute terms, the revenues and profitability of our asset and wealth management business will likely be reduced and our ability to attract new clients and funds will likely be impaired.

Our asset and wealth management clients can terminate their relationships with us, reduce the aggregate assets under management or advisement, or shift their funds to other types of accounts with different rate structures for any number of reasons, including investment performance, changes in prevailing interest rates, inflation, changes in investment preferences of clients, changes in our reputation in the marketplace, changes in management or control of clients or third party distributors with whom we have relationships, loss of key investment management personnel or wealth advisors, and financial market performance.

We may experience substantial fluctuations in our operating results from period to period due to the nature of our business and therefore fail to meet profitability expectations, which may impair our stock price.

Our operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors. These factors include:

•	levels of assets under our management or advisement;

•	the number of underwriting and merger and acquisition transactions completed by our clients and the level and timing of fees we receive from those transactions;

•	the number of institutional and retail brokerage transactions and the commissions we receive from those transactions;

•	changes in the market valuations of investments held by proprietary investment funds that we organize and manage and of companies in which we have invested as a principal;

•	the timing of recording of asset management fees and special allocations of income, if any;

•	the realization of profits and losses on principal investments;

•	variations in expenditures for personnel, consulting, accounting, and legal expenses;

•	expenses of establishing any new business units, including marketing and technology expenses; and

•	changes in accounting principles.

Our revenues from an underwriting transaction are recorded only when the underwriting is completed. Revenues from merger or acquisition transactions are recorded only when non-refundable retainer fees are received or the transaction closes. Accordingly, the timing of recognition of revenues from a significant transaction can materially affect our quarterly and annual operating results. Additionally, we have a certain level of fixed costs in our investment banking operations. As a result, we could experience losses in these operations if revenues from our services are lower than our fixed costs.

We depend on proprietary and third party systems, so systems failures could significantly disrupt our business, which in turn could negatively affect the market price of our common stock. These and other operational risks may disrupt our business, result in regulatory action against us, or limit our growth.

Our business depends highly on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets, and the transactions we process have become increasingly complex. Consequently, we rely heavily on our communications and financial, accounting, and other data processing systems, including systems provided by our clearing brokers and service providers. We face operational risk arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly recorded, evaluated, or accounted.

If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention, or reputational damage. Any failure or interruption of our systems, the systems of our clearing brokers, or third party trading systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results. In addition, our clearing brokers provide our principal disaster recovery system. We cannot assure you that we or our clearing brokers will not suffer any systems failures or interruption, including ones caused by earthquake, fire, other natural disasters, power or telecommunications failure, act of God, act of war, terrorism, or otherwise, or that our or our clearing brokers’ back-up procedures and capabilities in the event of any such failure or interruption will be adequate. The inability of our or our clearing brokers’ systems to accommodate an increasing volume of transactions could also constrain our ability to expand our business.

Strategic investments or acquisitions may result in additional risks and uncertainties in our business.

We intend to grow our core businesses through both internal expansion and through strategic investments and acquisitions. To the extent we make strategic investments or acquisitions, we face numerous risks and uncertainties combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with clients, vendors, and business partners. Acquisitions pose the risk that any business we acquire may lose clients or employees or could under-perform relative to expectations.

Risks Related to the Regulation of Our Business

Our securities broker-dealer, investment adviser, and trust company subsidiaries are subject to substantial regulation. If we fail to comply with applicable requirements, our business will be adversely affected.

Our businesses are subject to extensive regulation under both federal and state laws. SMH Capital is registered as a broker-dealer with the Securities and Exchange Commission, or SEC, and the Financial Industry Regulatory Authority, or FINRA; SMH Capital, SMH Capital Advisers, Salient Capital Management, Edelman, and Charlotte Capital are registered with the SEC as investment advisers; and Salient Trust Co., LTA is licensed as a trust company by the Texas Banking Commissioner. All of the professional agents employed by Select Sports Group, Ltd. are registered as certified contract advisors with the National Football League Players Association.

The SEC is the federal agency responsible for the administration of federal securities laws. In addition, self-regulatory organizations, principally the FINRA, and the securities exchanges, are actively involved in the regulation of broker-dealers. We are also subject to regulation by state securities commissions in those states in which we do business. The principal purpose of regulation and discipline of broker-dealers is the protection of clients and the securities markets rather than protection of creditors and shareholders of broker-dealers. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, record-keeping, and the conduct of directors, officers, and employees.

The SEC, NASD, other self-regulatory organizations, and state securities commissions may conduct administrative proceedings that can result in:

•	censure, fines, or civil penalties;

•	issuance of cease-and-desist orders;

•	deregistration, suspension, or expulsion of a broker-dealer or investment adviser;

•	suspension or disqualification of the broker-dealer’s officers or employees;

•	prohibition against engaging in certain lines of business; and

•	other adverse consequences.

The imposition of any penalties or orders on us could have a material adverse effect on our business, financial condition, and results of operations. The investment banking and brokerage industries have recently come under scrutiny at both the state and federal levels, and the cost of compliance and the potential liability for non-compliance has increased as a result.

Our trust subsidiary, Salient Trust, is subject to the Texas Trust Company Act, the rules and regulations under that act, and supervision by the Texas Banking Commissioner. These laws are intended primarily for the protection of Salient Trust’s clients rather than its equity owners.

The regulatory environment in which we operate is also subject to change. Our business may be adversely affected as a result of new or revised legislation, or changes in rules promulgated by the SEC, FINRA, and other self-regulatory organizations. We may also be adversely affected by changes in the interpretation or enforcement of existing laws and rules by the SEC and FINRA.

Our financial services businesses may be materially affected not only by regulations applicable to our subsidiaries as financial market intermediaries but also by regulations of general application. For example, the volume of our underwriting, merger and acquisition, merchant banking, and principal investment business in a given period could be affected by existing and proposed tax legislation, antitrust policy, and other governmental regulations and policies (including the monetary policies of the Federal Reserve Board), as well as changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities.

Our ability to comply with laws and regulations relating to our financial services businesses depends in large part upon maintaining a system to monitor compliance and our ability to attract and retain qualified compliance personnel. Although we believe we are in material compliance with all applicable laws and regulations, we may not be able to comply in the future. Any noncompliance could have a material adverse effect on our business, financial condition, and results of operations.

The business operations of SMH Capital and Salient Trust may face limitations due to net capital requirements.

As a registered broker-dealer, SMH Capital is subject to the net capital rules administered by the SEC and FINRA. These rules, which specify minimum net capital requirements for registered broker-dealers and FINRA members, are designed to assure that broker-dealers maintain adequate net capital in relation to their liabilities and the size of their customers’ business. These requirements have the effect of requiring that a substantial portion of a broker-dealer’s assets be kept in cash or highly liquid investments. Failure to maintain the required net capital may subject a firm to suspension or revocation of its registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies. Compliance with these net capital rules could limit operations that require extensive capital, such as underwriting or trading activities. Additionally, our trust subsidiary, Salient Trust, is subject to minimum net capital requirements under the Texas Trust Company Act. A failure to comply with the net capital requirements could impair SMH Capital’s ability to conduct business as a broker-dealer and Salient Trust’s ability to conduct business as a trust company.

These net capital rules could also restrict our ability to withdraw capital in situations where our broker-dealer and trust company subsidiaries have more than the minimum required capital. We may be limited in our ability to pay dividends, implement our strategies, pay interest or repay principal on our debt, and redeem or repurchase our outstanding shares. In addition, a change in these net capital rules or new rules affecting the scope, coverage, calculation, or amount of the net capital requirements, or a significant operating loss or significant charge against net capital, could have similar effects.

As a holding company, we depend on dividends, distributions, and other payments from our subsidiaries to fund any dividend payments and to fund all payments on its obligations. As a result, any regulatory action that restricts SMH Capital’s or Salient Trust’s ability to make payments to us could impede access to funds we need to make dividend payments or payments on our obligations.

Risks Relating to Owning Our Common Stock

Our common stock price may be volatile, which could adversely affect the value of your shares. Our common stock may trade at prices below your purchase price.

The market price of our common stock may be subject to significant fluctuations in response to many factors, including:

•	our perceived prospects;

•	the perceived prospects of the securities and financial services industries in general;

•	differences between our actual financial results and those expected by investors and analysts;

•	changes in securities analysts’ recommendations or projections;

•	our announcements of significant contracts, milestones, or acquisitions;

•	Sales of substantial amounts of our common stock;

•	changes in general economic or market conditions, including conditions in the securities brokerage and investment banking markets or in the southwestern U.S.;

•	changing conditions in the industry of one of our major client groups; and

•	fluctuations in stock market price and volume unrelated to us or our operating performance.

Many of these factors are beyond our control. Any one of the factors noted herein could have an adverse effect on the value of our common stock. Our common stock may trade at prices below your purchase price.

Because our board of directors can issue common stock without shareholder approval, you could experience substantial dilution.

Our board of directors has the authority to issue up to 100,000,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without shareholder approval in certain circumstances. Future issuances of additional shares of our common stock could be at values substantially below the price at which you may purchase our stock and, therefore, could represent substantial dilution. In addition, our board of directors could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without shareholder approval.

Our ability to issue “blank check” preferred stock without approval by the holders of our common stock could adversely affect your rights as a common shareholder and could be used as an anti-takeover device.

Our charter allows our board to issue preferred stock and to determine its rights, powers, and preferences without shareholder approval (“blank check preferred stock”). Future preferred stock issued under the board’s authority could contain preferences over our common stock as to dividends, distributions, and voting power. Holders of preferred stock could, for example, be given the right to separately elect some number of our directors in all or specified events or an independent veto right over certain transactions, and redemption rights and liquidation preferences assigned to preferred shareholders could affect the residual value of your common stock. We could also use the preferred stock to deter or delay a change in control that may be opposed by management even if the transaction might be favorable to you as a common shareholder.

Anti-takeover provisions of the Texas Business Corporation Act and our charter could discourage a merger or other type of corporate reorganization or a change in control even if it could be favorable to the interests of our shareholders.

Provisions of our corporate documents and Texas law may delay or prevent an attempt to obtain control of our company, whether by means of a tender offer, business combination, proxy contest, or otherwise. These provisions include:

•	the authorization of blank check preferred stock;

•	the ability to remove directors only for cause, and then only on approval of the holders of two-thirds of the outstanding voting stock;

•	a restriction on the ability of shareholders to take actions by less than unanimous written consent; and

•	a restriction on business combinations with interested parties.

Our officers and directors own a substantial amount of our common stock and, therefore, exercise significant control over our corporate governance and affairs, which may result in their taking actions with which you do not agree.

Our executive officers and directors, and entities affiliated with them, control approximately 24.7% of our outstanding common stock (including exercisable stock options held by them). These shareholders, if they act together, may be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our shareholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which you do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control and might affect the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements may relate to events or forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to anticipated changes in our business, our future prospects, our anticipated expense levels, anticipated performance of recent acquisitions, our business strategies, and expectations regarding financial market conditions. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” and similar terms and phrases in this prospectus and our incorporated documents to identify forward-looking statements.

These forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors that are difficult to predict and many of which are beyond our control. Our actual results may differ materially from those matters expressed in or implied by these forward-looking statements. The following factors, together with those described in “Risk Factors,” are among those that may cause actual results to differ materially from our forward-looking statements:

•	reduced trading volume in the securities markets;

•	the volatile and competitive nature of the securities markets and the asset and wealth management business;

•	changes in regulatory requirements that could affect the demand for our services or the cost of doing business;

•	general economic conditions, both domestic and foreign, especially in the regions where we do business;

•	changes in the rate of inflation and the related impact on the securities markets;

•	competition from existing financial institutions and other new participants in the securities markets and asset and wealth management business;

•	legal developments affecting the litigation experience of the securities industry;

•	successful implementation of technology solutions;

•	changes in valuations of our trading portfolios resulting from mark-to-market adjustments;

•	dependence on key personnel; and

•	litigation, regulatory, and securities law liabilities.

You should also consider carefully the statements contained in other sections of this prospectus and in the documents incorporated by reference herein, which address additional factors that could cause our actual results to differ from those set forth in our forward-looking statements.

You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. We operate in a continually changing business environment and new risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We do not intend to update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

PRICE RANGE OF AND DIVIDENDS ON COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the symbol “SMHG.” The following table sets forth the high and low sales prices of our common stock as reported in that market, rounded to the nearest cent, and the cash dividends per share paid thereon for the periods indicated.

Quarter ended	High	Low	Cash Dividend
2007:
March 31	$12.40	$10.88	$0.045
June 30	$13.92	$10.92	$0.045
September 30	$12.08	$9.03	$0.045
December 31, 2007 (through November 28, 2007)	$10.67	$8.22
2006:
March 31	$16.88	$14.89	$0.045
June 30	$16.53	$14.32	$0.045
September 30	$15.59	$12.98	$0.045
December 31	$13.49	$10.75	$0.045
2005:
March 31	$18.64	$16.37	$0.045
June 30	$18.79	$15.15	$0.045
September 30	$17.51	$14.84	$0.045
December 31	$17.23	$15.37	$0.045

On November 28, 2007 the closing sale price of our common stock on the Nasdaq Global Market was $9.98 per share.

On September 30, 2007, there were approximately 300 record holders of our common stock, and we believe there were approximately 2,100 beneficial owners.

Our declaration and payment of future dividends is subject to the discretion of our board of directors. In exercising this discretion, the board of directors will take into account various factors, including our financial results and condition, general economic and business conditions, our strategic plans, our expansion plans, any contractual, legal, and regulatory restrictions on the payment of dividends, and such other factors as the board considers relevant. Subject to these various factors, we currently expect to continue our policy of paying cash dividends.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our outstanding shares of common stock. All offers and sales of common stock pursuant to this prospectus will be for the account of SMH Capital Inc. in connection with market-making transactions.

SELLING SHAREHOLDERS

The following table sets forth certain information with respect to the ownership of common stock held by each selling shareholder and the number of shares of common stock offered by each selling shareholder under this prospectus. Assuming that the selling shareholders sell all of their shares of our common stock, the selling shareholders will not have any beneficial ownership except as otherwise provided in the table. The information in the table has been supplied by the selling shareholders. The shares are being registered to permit the selling shareholders and certain of their respective donees, transferors, or other successors in interest to offer the shares for resale from time to time. The selling shareholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

	Shares Owned Prior To Offering (1)		Shares Being Offered (1)	Shares Owned After Offering (2)
Selling Shareholders	Number	Percentage		Number	Percentage
The Edelman Financial Center, Inc. (3)	476,581	1.9%	476,581	0	*
Fredric M. Edelman (3)(4)	476,581	1.9%	476,581	0	*
David S. Dickenson II (5)	232,804	*	168,183	64,621	*

*	Less than one percent.

(1)	Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which we cannot predict at this time.

(2)	Assumes each selling shareholder offers and sells all of his shares offered hereby to persons who are not affiliates of the selling shareholders.

(3)	The selling shareholder received the shares included in this table as part of our acquisition of a 51% interest in The Edelman Financial Center, LLC. Pursuant to the terms of the Reorganization and Purchase Agreement (the “Purchase Agreement”) dated as of May 10, 2005, among us, The Edelman Financial Center, Inc., The Edelman Financial Center, LLC, and Fredric M. Edelman, as consideration for the initial 51% interest in The Edelman Financial Center, LLC, we paid $12.5 million in a combination of cash and shares of our common stock on May 10, 2005. On December 5, 2006, we issued an additional 184,426 additional shares and paid an additional $2.4 million in cash. The shares of common stock issued in this transaction and being offered hereby were issued in a transaction not involving a public offering and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

(4)	Includes 476,581 shares of common stock held of record by The Edelman Financial Center, Inc. Mr. Edelman is deemed to be the beneficial owner of the shares of common stock held of record by The Edelman Financial Center, Inc. because he is the sole shareholder and Chief Executive Officer of The Edelman Financial Center, Inc. and he directly or indirectly has voting and investment power over such shares.

(5)	The selling shareholder received the shares included in this table as part of our acquisition of a 50.1% interest in The Dickenson Group, LLC. Pursuant to the terms of the Contribution Agreement dated as of September 14, 2007, among us David S. Dickenson II, David S. Dickenson III, Amy P. Dickenson, and Virginia T. McCloskey, as consideration for the initial 50.1% interest in The Dickenson Group, LLC, we paid $6 million in a combination of cash and shares of our common stock. The shares of common stock issued in this transaction and being offered were issued in a transaction not involving a public offering and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

PLAN OF DISTRIBUTION

The selling shareholders and their pledgees, donees, transferees, or other successors in interest, may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling shareholders so that they may freely sell these shares to the public. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be sold. We will not receive any proceeds from any sale by the selling shareholders of the common stock. See “Use of Proceeds.” We will pay all costs, expenses, and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and listing fees. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

The selling shareholders, including their pledgees, donees, transferees, or other successors in interest, may sell their shares of common stock under this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, a fixed price, prices subject to change, or negotiated prices, by a variety of methods including:

•	through one or more broker-dealers acting as either principal or agent;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents; or

•	in any combination of these methods.

These sales may be effected in one or more of the following transactions (which may involve crosses and block transactions);

•	on any securities exchange or the Nasdaq Stock Market;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through the writing of options, whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

Broker-dealers, underwriters, or agents may receive compensation in the form of discounts, concessions, or commissions from the selling shareholder or the purchasers. These discounts, concessions, or commissions may be more than those customary for the transaction involved. If any broker-dealer purchases the shares of common stock as principal, it may effect resales of the shares through other broker-dealers, and other broker-dealers may receive compensation from the purchasers for whom they act as agents. SMH Capital Inc., our subsidiary, may be one such underwriter. The maximum commission or discount (including reimbursable expenses and the value of any warrant received by the member or broker-dealer) to be received by any FINRA member or independent broker-dealer in connection with any offering of common stock under this prospectus will not exceed 8.0% of the gross proceeds of the offering.

SMH Capital Inc., our broker-dealer subsidiary, is a member of the FINRA and may participate in distributions of the shares of common stock covered by this prospectus or act as broker or dealer in connection with the sale of shares. Any offerings of shares of common stock covered by this prospectus in which SMH Capital Inc. participates will conform to applicable requirements set forth in Rule 2720 of the NASD Rules of the FINRA, including that no sales may be made to discretionary accounts by any FINRA member without the prior specific written approval of the customer.

Any FINRA member that participates in an offering of the shares of common stock covered by this prospectus must comply with, and make any filings required by Rule 2710 of the NASD Rules of the FINRA.

To comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling shareholders and any underwriters, broker-dealers, or agents that participate in the sale of the shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. A selling shareholder may not sell any shares described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

At any time of a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the specific shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable commissions or discounts with respect to the offer. Such prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

DESCRIPTION OF OUR CAPITAL STOCK

Our articles of incorporation authorize us to issue 110,000,000 shares of stock, consisting of 10,000,000 shares of preferred stock, par value $0.10 per share, none of which is outstanding, and 100,000,000 shares of common stock, par value $0.01 per share, 25,021,797 shares of which were issued and outstanding as of September 30, 2007. The following is a summary description of our capital stock and is qualified in its entirety by reference to applicable provisions of our articles of incorporation and bylaws.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock owned of record in the election of directors and on all other matters on which shareholders are entitled or permitted to vote. Holders of our common stock do not have cumulative voting rights. Therefore, subject to any voting rights that may be later granted to holders of our preferred stock, under our bylaws, holders of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote can elect all of our directors. Subject to the rights of any outstanding series of our preferred stock, the common shareholders are entitled to dividends when and if declared by our board of directors out of funds legally available for that purpose. Our common stock is not subject to any calls or assessments. Upon liquidation or dissolution, common shareholders are entitled to share ratably in all net assets distributable to shareholders after payment of any liquidation preferences to holders of our preferred stock. Holders of our common stock have no redemption, conversion, or preemptive rights.

Preferred Stock

We can issue shares of our preferred stock without shareholder approval. Our board can issue up to 10,000,000 shares of preferred stock in one or more series and can determine, for any series of preferred stock, the terms and rights of the series, including:

•	The number of shares, designation, and stated value of the series;

•	the rate and times at which dividends will be payable on shares of the series, and the status of dividends as cumulative or non-cumulative and as participating or non-participating;

•	The voting rights, if any, for shares of the series;

•	any prices, times, and terms at or on which shares of the series may be redeemed;

•	any rights and preferences of shares of the series upon any liquidation, dissolution, or winding up of our affairs or any distribution of our assets;

•	any rights to convert shares of the series into, or exchange shares of the series for, shares of any other class of our stock;

•	The terms of any retirement or sinking fund for shares of the series;

•	any limitations on the payment of dividends or making of distributions on, or the acquisition of, our common stock or any other junior class of stock;

•	any conditions or restrictions on our indebtedness or issuances of any additional stock; and

•	any other powers, preferences, and relative, participating, optional, and other special rights, and their limitations.

Any issuance of our preferred stock may adversely affect the voting powers or rights of the holders of our common stock.

Certain Anti-Takeover Matters

Our articles of incorporation and bylaws contain provisions that could impede our acquisition by a tender or exchange offer, a proxy contest, or otherwise. This summary of these provisions is subject to the pertinent sections of our articles of incorporation and bylaws and the Texas Business Corporation Act.

Preferred Stock. Our board may issue a series of our preferred stock that could, depending on its terms, impede the completion of a merger, tender offer, or other takeover attempt. Any board decision to issue such stock will be based on the board’s judgment as to the best interests of the company and its shareholders. Our board may issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror could otherwise change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests, or in which shareholders might receive a premium for their stock over its then-market price.

Removal of Directors. Our articles of incorporation provide that directors may be removed only for cause, and then only by the affirmative vote of holders of at least two-thirds of all outstanding voting stock.

Shareholder Meetings. Our articles of incorporation provide that our shareholders can act at an annual or special meeting. The articles are silent as to shareholder action by written consent in lieu of a meeting. Therefore, under Texas law, shareholder action by less than unanimous consent is not permitted. Our articles of incorporation and bylaws provide that special meetings of shareholders may be called only by a majority of the board of directors, the chairman of the board, or the president. The business that may be conducted at any special meeting of shareholders is limited to the business brought before the meeting as set forth in the notice of the meeting. These provisions would prevent non-director shareholders from taking action by written consent or otherwise without proper notice to the board.

Our bylaws require advance notice to us of any business to be brought by a shareholder before an annual meeting of shareholders and establish procedures to be followed by shareholders in nominating persons for election to our board. Generally, these provisions require written notice to the secretary of the company by a shareholder: (1) if the shareholder proposes to bring any business before an annual meeting, and (2) if the shareholder wants to nominate any person for election to our board of directors, in each case not less than 60 nor more than 180 days before the anniversary date of the immediately preceding annual meeting of shareholders (with certain exceptions if the date of the annual meeting is different by more than specified periods from the anniversary date). The shareholder’s notice must set forth specific information regarding the shareholder and his business and director nominee, as described in our bylaws.

Anti-Takeover Statutes. As a Texas corporation, we are subject to Article 13 of the Texas Business Corporation Act. In general, Article 13 prevents an “affiliated shareholder” (defined generally as a person owning 20% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (as the act defines that term) with a Texas corporation for three years following the date the person became an affiliated shareholder unless:

•

before the person became an affiliated shareholder, the board of directors of the corporation approved the transaction in which the affiliated shareholder became interested or approved the business combination; or

•

following the transaction in which the person became an affiliated shareholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the affiliated shareholder at a meeting of shareholders duly called not less than six months after the transaction in which the affiliated shareholder became affiliated.

Article 13’s restrictions do not apply to business combinations with an affiliated shareholder who became affiliated through a transfer of shares by will or intestate succession and was continuously affiliated until the business combination announcement date or business combinations involving a domestic wholly owned subsidiary not affiliated with the affiliated shareholder other than through his interest in the parent corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services, Cleveland, Ohio.

LEGAL MATTERS

Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by John T. Unger, Senior Vice President and General Counsel of Sanders Morris Harris Group Inc. Mr. Unger beneficially owns, or has rights to acquire under SMHG’s employee benefit plans, an aggregate of less than 1% of our common stock.

EXPERTS

The consolidated financial statements of Sanders Morris Harris Group Inc. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

SANDERS MORRIS HARRIS GROUP INC.

Common Stock

PROSPECTUS

November 29, 2007